Exhibit 10.13.C

FORM OF
RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan (the “Plan”) and this Restricted Stock Unit Award Agreement (this “Agreement”), this Award of Restricted Stock Units (“RSUs”) upon the terms and conditions set forth herein.  Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.               This Award of RSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Date of Birth:

AES Directory Name:

Grant Date:

Number of RSUs Granted:

2.               Each RSU represents a right to receive one Share on a date (the “Delivery Date”) selected by the Committee that occurs during the 90 day period commencing on December 31,       , if and only if, such RSU (i) has not been forfeited prior to the Delivery Date and (ii) has vested in accordance with this Agreement prior to the Delivery Date; provided, however, that in lieu of delivery of a Share on the Delivery Date, the Committee may, in its discretion, cause the Company to deliver cash having a Fair Market Value equivalent to a Share on the Delivery Date.

3.               An RSU (i) does not represent an equity interest in the Company, (ii) carries no voting, dividend or dividend equivalent rights and (iii) the holder will not have an equity interest in the Company or any of such shareholder rights, unless the vesting conditions of the RSU are met and the RSU is paid out with a Share rather than cash and in such case not until the relevant Share is delivered on the Delivery Date.

4.               This Award of RSUs will vest in three equal installments on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date”), if the following two conditions are met:

(i)        During the 3-year period from and including January 1, [      ] through and including December 31, [      ] (the “Performance Period”) either:

(a)          the Total Shareholder Return on AES common stock exceeds the Total Shareholder Return on the S&P 500 Index; or

(b)         the Total Shareholder Return on AES common stock is positive, the S&P 500 Index is positive, the Total Shareholder Return on AES common stock is no more than     % less than the Total Shareholder Return on the S&P 500 Index and the Committee does not exercise the discretion it has under such circumstances to prevent any or all of the RSUs from vesting.

Except for any RSUs forfeited prior to the end of the Performance Period pursuant to the following paragraph, all RSUs pursuant to this Award will be forfeited and will cease to be outstanding as of the end of the Performance Period unless either (i)(a) or (i)(b) occurs.

(ii)          With regard to each equal one third portion of RSUs, in order for any such portion to be eligible for vesting if (i)(a) or (i)(b) above occurs, either:

(a)          the Employee remains an Employee through the relevant Vesting Date, or

(b)         prior to the relevant Vesting Date, the Employee’s employment terminated by reason of the Employee’s death or Disability.

If the Employee’s employment is terminated or the Employee’s provision of services is terminated prior to the third anniversary of the Grant Date, in either case for any reason other than death or Disability (including voluntarily by the Employee (including Retirement) or by the Company with or without cause), all RSUs with Vesting Dates after the termination date will be forfeited and will no longer be outstanding, the Employee’s right to receive Shares and/or cash on the Delivery Date in respect of any such forfeited RSUs will be forfeited at such time and in the event that (i)(a) or (i)(b) above occurs only Shares and/or cash in respect of RSUs with Vesting Dates prior such termination date will be delivered on the Delivery Date.

5.               In the event that a Change of Control occurs prior to the Delivery Date, if the RSUs described herein have not already been previously forfeited or cancelled, such RSUs will become fully vested and the Delivery Date will occur immediately prior to the Change in Control; provided, however, that in connection with a Change of Control and certain other events, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

6.               Under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares and/or cash are delivered to the Employee on the Delivery Date, at which time the Fair Market Value of the Shares and/or cash will be reportable as ordinary income, and subject to income tax withholding.  However, under a special rule applicable to deferred compensation, the value of the Shares underlying the RSUs as and when the RSUs vest, although the Shares are not then delivered, is reportable at such time as wages for purposes of social security and Medicare (e.g., FICA) taxes and is subject to withholding.  The Company and its subsidiaries and affiliates have the right (i) to withhold any tax required to be withheld in connection with this Award of RSUs from Shares and/or cash otherwise deliverable or from any other payment to be made to the Employee, or (ii) to otherwise condition the Employee’s right to receive or retain the Shares and/or cash on the Employee making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related  tax obligation of the Employee to be satisfied.  The Employee should consult his or her personal advisor to determine the effect of this Award of RSUs on his or her own tax situation.

7.               Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee or mailed to his or her address as the same appears on the records of the Company.

8.               All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons.  Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.

9.               By accepting this Award of RSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of RSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

10.         This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

THE AES CORPORATION

By:
Name:

Title: